Exhibit 99.1

Nektar Announces First Quarter 2004 Results

    SAN CARLOS, Calif.--(BUSINESS WIRE)--May 5, 2004--Nektar Therapeutics (Nasdaq:NKTR) announced today its financial results for the first quarter ended March 31, 2004.
    The company reported revenues of $25.8 million for the three months ended March 31, 2004, compared to $25.5 million for the first quarter of 2003. In the first quarter of 2004, product revenues were $4.3 million compared to $7.1 million in 2003, and contract research revenues totaled $21.5 million compared to $18.4 million in 2003. The product revenue decline is due primarily to re-scheduling some PEG product sales from the first quarter to later quarters in 2004, as well as lower PEG demand for some of the partner marketed products.
    The company reported a net loss of $40.0 million or $(0.64) per share for the three months ended March 31, 2004, compared to a net loss in the same quarter in 2003 of $19.9 million or $(0.36) per share. Net loss for the three month period ended March 31, 2004 includes a loss from operations of $16.1 million, net interest expense of $14.8 million, of which $12.7 million is attributable to payments made in connection with the conversion of convertible subordinated notes, a loss from debt extinguishment of $9.3 million, and $0.3 million other income.
    As of March 31, 2004, the company reported cash, cash equivalents and short-term investments totaling approximately $467.4 million compared to $286.0 million at the end of 2003.
    "So far, 2004 has been a year of significant progress," said Ajit
S. Gill, Nektar president and chief executive officer. "We have seen positive developments on three late stage programs. Exubera(R) (inhaled insulin) achieved a key milestone through the filing by Pfizer and Aventis of a marketing authorization application in the E.U.; Celltech reported encouraging preliminary Phase III CDP870 data for rheumatoid arthritis; and Roche advanced CERA (Continuous Erythropoiesis Receptor Activator) to Phase III trials. We are also pleased with the progress of our Proprietary Products Group. We have moved the proprietary inhaled small molecule to a follow-on Phase I trial, and we are working towards enabling the filing of Investigational New Drug applications (INDs) by Enzon of inhaled leuprolide and another small molecule given via inhalation. Further, we made substantial progress toward improving our balance sheet by adding considerable cash and significantly reducing our outstanding convertible debt. In addition, so far this year we have signed two license agreements, one with GlaxoSmithKline and one with an undisclosed biotechnology company."

    Summary of 2004 Progress

    Exubera

    On March 4, 2004 Nektar reported that Pfizer and Aventis announced that the European Medicines Evaluation Agency (EMEA) has accepted the filing of a marketing authorization application for Exubera. Nektar developed and provides the inhalers and the powdered insulin for the Exubera product. Pfizer and Aventis are seeking approval to market Exubera for adult patients with type 1 and type 2 diabetes.

    Partner Pipeline

    -- Today, in a separate release, Nektar announced an agreement with GlaxoSmithKline who will license Nektar Advanced
        PEGylation for use in the formulation of a protein under pre-clinical investigation as a potential therapy for cancer.

    -- In addition, Nektar signed an agreement with an undisclosed biotechnology company under which Nektar Advanced PEGylation will be used in the formulation of another pre-clinical product.

    -- Additional late-stage products in Nektar's partner pipeline besides Exubera also showed progress, including Celltech's announcement on March 31, 2004 of preliminary Phase III CDP870 data for rheumatoid arthritis indicating that the study met its primary endpoint; and Roche's advancement of CERA to Phase III trials. Both products use Nektar Advanced PEGylation.

    -- On March 16, 2004, Celltech announced that in 2003 they had initiated large placebo controlled Phase I/II trials in rheumatoid arthritis patients for CDP484, an antibody fragment using Nektar Advanced PEGylation.

    -- In addition, on March 16, Celltech disclosed that due to their lack of progress in partnering discussions they have discontinued development of CDP860, an antibody fragment using Nektar Advanced PEGylation formerly in Phase II trials for cancer. Further, Nektar has dropped from its pipeline an undisclosed product listed in Phase II trials as the company's partner has decided not to pursue further development.

    Proprietary Products Group

    The Proprietary Products Group applies Nektar technologies to create highly differentiated versions of already-approved drug molecules. In the first quarter of 2003, Nektar announced that an inhaled small molecule had entered Phase I trials under the Proprietary Products Group. This initial Phase I trial is now complete and confirms the drug's tolerability at and above projected therapeutic dosing levels, and the drug has subsequently entered a follow-on Phase I trial to confirm dosing regimen in humans.

    Summary of 2004 Offering and Convertible Note Transactions

    In March 2004, Nektar sold 9.5 million shares of common stock at $20.71 per share resulting in proceeds of approximately $196.2 million net of issuance costs.
    In March 2004, Nektar also completed the full redemption of its outstanding 3% convertible subordinated notes due June 2010. The aggregate principal amount outstanding of the notes was $133.3 million at the time of the call for redemption. All of the outstanding convertible notes were converted in accordance with their terms prior to the redemption date. The company paid cash "make-whole" payments to the holders of the notes surrendered for conversion in the aggregate amount of approximately $10.0 million. As a result of these conversions, approximately 11.7 million shares of Nektar's common stock were issued to these note holders.
    In February 2004, the company entered into privately negotiated transactions with a limited number of holders of outstanding 3% convertible notes due in June 2010 to convert approximately $36.0 million aggregate principal amount of such notes into approximately
3.2 million shares of common stock in exchange for cash payments of approximately $3.1 million in the aggregate.
    In January 2004, in a privately negotiated transaction, Nektar exchanged $9.0 million of outstanding 3.5% convertible notes due October 2007 for 0.6 million shares of common stock.
    Subsequent to the end of the first quarter, on April 22, 2004 Nektar completed the full redemption of its outstanding 6 3/4% convertible subordinated debentures due October 2006. The aggregate principal amount outstanding of the debentures was $7.8 million at the time of the call for redemption. All but $10,000 of the outstanding convertible notes were converted in accordance with their terms prior to the redemption date resulting in the issuance of approximately 0.5 million shares of common stock.
    After giving effect to the conversion of October 2006 notes, Nektar has outstanding convertible subordinated notes in the principal amount of approximately $173.9 million due in 2007. The total number of shares of the company's outstanding common stock is approximately
83.5 million shares.

    Conference Call Information

    Ajit Gill, Nektar president and CEO, will host a conference call today for analysts and investors beginning at 2:00 p.m. Pacific Time, to discuss further the company's performance.
    Investors can access a live audio-only Webcast through a link that will be posted on the Investor Relations section at Nektar's Web site at http://www.nektar.com. The Web broadcast of the conference call will be available for replay through May 19, 2004.
    Analysts and investors can also access the conference call live via telephone by dialing (800) 559-2403 (US); (847) 619-6534
(international). The passcode is Nektar and the leader is Mr. Ajit Gill. An audio replay will be available shortly following the call through May 19, 2004 and can be accessed by dialing (877) 213-9653 (U.S.) or (630) 652-3041 (international) with a passcode of 8892347.

    About Nektar

    Nektar Therapeutics provides industry-leading drug delivery technologies, expertise and manufacturing to enable the development of high-value, differentiated therapeutics. Nektar's advanced drug delivery capabilities are designed to enable the company's biotechnology and pharmaceutical partners to solve drug development challenges and realize the full potential of their therapeutics, from developing new molecular entities to managing the life cycles of established products.

    This release contains forward-looking statements that reflect management's current views as to Nektar's business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar's reports and other filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended. Actual results could differ materially from these forward-looking statements.



                          NEKTAR THERAPEUTICS
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except per share information)


                                                  Three Months Ended
                                                       March 31,
                                                ----------------------
                                                   2004        2003
                                                ----------   ---------
                                                      (unaudited)
Revenues:
   Contract research revenue                     $ 21,509    $ 18,393
   Product sales                                    4,322       7,135
                                                ----------   ---------
Total revenues                                     25,831      25,528

Operating costs and expenses:
   Cost of goods sold                               2,536       4,622
   Research and development                        34,020      32,141
   General and administrative                       4,422       5,178
   Amortization of other intangible assets            981       1,127
                                                ----------   ---------
Total operating costs and expenses                 41,959      43,068
                                                 ----------- ---------

Loss from operations                              (16,128)    (17,540)

Loss on extinguishment of debt                     (9,258)         --
Other income/(expense), net                           307         119
Interest income/(expense), net                    (14,789)     (2,528)
                                                ----------   ---------

Net loss before provision for income taxes        (39,868)    (19,949)

Provision for income taxes                            132          --
                                                ----------   ---------

Net loss                                         $(40,000)   $(19,949)
                                                ==========   =========

Basic and diluted net loss per common share      $  (0.64)   $  (0.36)
                                                ==========   =========

Shares used in computing basic and
 diluted net loss per common share                 62,139      55,601
                                                ==========   =========




                          NEKTAR THERAPEUTICS
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                   March 31, 2004    December 31, 2003
                                    (unaudited)              *
                                   ---------------   -----------------

                ASSETS

Current assets:
  Cash, cash equivalents, and
   short-term investments             $467,410           $285,967
  Other current assets                  22,363             20,531
                                   ---------------   -----------------
         Total current assets          489,773            306,498

Restricted investments                      --             12,442
Property and equipment, net            154,023            149,388
Goodwill                               130,120            130,120
Other intangible assets, net             9,836             10,963
Deposits and other assets                3,383              7,377
                                   ---------------   -----------------
                                      $787,135           $616,788
                                   ===============   =================


  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued
   liabilities                        $ 26,350           $ 26,797
  Capital lease obligations -
   current                               1,405              1,341
  Deferred revenue                      21,783             18,719
                                   ---------------   -----------------
         Total current liabilities      49,538             46,857

Convertible subordinated debentures    181,709            359,988
Accrued rent                             2,129              2,110
Capital lease obligations -
 noncurrent                             31,070             31,686
Other long-term liabilities             11,750             11,956

Stockholders' equity:
  Preferred stock at par                    --                 --
  Common stock at par                        8                  6
  Capital in excess of par           1,168,530            778,500
  Deferred compensation                 (3,718)               (38)
  Accumulated other comprehensive
   gain                                  1,354                958
  Accumulated deficit                 (655,235)          (615,235)
                                   ---------------   -----------------
         Total stockholders'
          equity                       510,939            164,191
                                   ---------------   -----------------
                                      $787,135           $616,788
                                   ===============   =================


* The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

    CONTACT: Nektar Therapeutics
             Joyce Strand, 650-631-3138